Exhibit 4

FOR IMMEDIATE RELEASE

May 9, 2005

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp

Notice Regarding the Year-end Dividend
for the Fiscal Year Ended March 31, 2005 (The 46th Fiscal Year)

     Nissin Co., Ltd. (the “Company”) announces that the Company approved an increase of the payment of a per share dividend for the fiscal year ended March 31, 2005 (the 46th fiscal year), as described below, at the Board of Directors meeting held on May 9, 2005.
     This dividend will be paid upon approval at the 46th General Meeting of Shareholders scheduled for the latter half of June 2005.

1. Reason for Increasing the Dividend
     As announced in the news release titled, “Dividend Policy Revision,” dated May 9, 2005, the Company will adopt a new dividend policy beginning with the 47th fiscal year. Under this new policy, the Company will aim for a dividend payout ratio of 30% relative to consolidated net income.
     Based on this resolution, the Company decided that, in response to the warm support of its shareholders, it would pay dividends based on a dividend payout ratio of 30% versus consolidated net income for the 46th fiscal year.
     Accordingly, the year-end dividend was raised ¥1.35 from the previously projected ordinary dividend of ¥1.15, to ¥2.50. (As a result, the annual dividend payout ratio versus consolidated net income for the 46th business period is 30.5%)

2. Dividend for the Fiscal Year ended March 31, 2005 (April 1, 2004~March 31, 2005)

	Half-year Dividend		Year-End Dividend		Annual Dividend
	per Share		per Share		per Share
Previous Projection	Ord. Div.	¥1.125	Ord. Div.	¥1.15	Ord. Div.	¥2.275
(November 4, 2004)	Com. Div.	¥0.25			Com. Div.	¥0.25
Revision	Ord. Div.	¥1.125	Ord. Div.	¥2.50	Ord. Div.	¥3.625
(May 9, 2005)	Com. Div.	¥0.25			Com. Div.	¥0.25
Dividend Paid Last Year (Fiscal year ended March 31, 2004)	Ord. Div.	¥0.9375	Ord. Div.	¥1.1875	Ord. Div.	¥2.125

     Notes:

1.	Stock splits were implemented effective May 20, 2004 and November 19, 2004 (both 2-for-1 splits). Results for the fiscal year ended March 31, 2004, therefore, have been adjusted to one-fourth the actual figures to simplify comparison.
The unadjusted dividends for the fiscal year ended March 31, 2004 are given below.

	Half-year Dividend	Year-End Dividend	Annual Dividend
	per Share	per Share	per Share
Fiscal year ended March 31, 2004	Ord. Div. ¥3.75	Ord. Div. ¥4.75	Ord. Div. ¥8.50

2.	A stock split was implemented effective November 19, 2004. Therefore, to simplify comparison, the half-year dividend per share for the fiscal year ended March 31, 2005 was adjusted to one-half the actual figure.
The unadjusted half-year dividend per share for the fiscal year ended March 31, 2005 consisted of an ordinary dividend of ¥2.25 and a commemorative dividend of ¥0.50.

3.	Statements About Future Projections

The forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations are based on our current expectations, assumptions, estimates and projections about our business, our industry and capital markets. These forward-looking statements are subject of various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:

•	the effect of weak domestic economic conditions;
•	competition from large consumer finance companies and other financial institutions;
•	our exposure to negative publicity about the consumer or business finance industries generally or us specifically;
•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with domestic or U.S. law;
•	the growing variety of legal means with which debtors can seek protection from creditors;
•	availability of funding on favorable terms and potential changes to government policy, including Japan’s monetary policy;
•	the reliability of information or technological systems and networks;
•	the influence of our president and his family over important decisions;
•	our ability to pursue and maintain profitable joint ventures and strategic alliances; and
•	regulations and increasing competition in the loan servicing market in which Nissin Servicer Co., Ltd., a consolidated subsidiary, operates.

Known and unknown risks, uncertainties and other factors could cause our actual operating results to differ materially from those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct, and our actual results could materially differ from and be worse than our expectations.